Exhibit 99.1
Smith & Wesson Holding Corporation Posts Record
Third Quarter Sales
Quarterly Sales +39%,
Quarterly Net Income +38%
Nine Month Net Income +73%
Thompson/Center Arms Integration on Track and Delivering Results;
Increasing Guidance for Fiscal 2007
SPRINGFIELD, Mass., March 13, 2007 — Smith & Wesson Holding Corporation (NASDAQ: SWHC), parent company of Smith & Wesson Corp., the legendary 155-year old company in the global business of safety, security, protection and sport, today announced financial results for the third fiscal quarter and nine months ended January 31, 2007.
Sales for the third quarter ended January 31, 2007 were $53.9 million, which was 39.5% higher than sales of $38.6 million for the comparable quarter last year. Results for the quarter included January sales for Thompson/Center Arms. The acquisition of Thompson was completed on January 3, 2007, and third quarter sales reflect $3.3 million in sales from Thompson for the period from the acquisition date to January 31, 2007.
Firearms sales of $50.8 million for the third quarter of fiscal 2007 increased 41.0% over firearms sales of $36.0 million for the comparable quarter last year and reflected a 59.5% increase in Smith & Wesson pistol sales and a 66.5% increase in Walther pistol sales.
Pistol sales growth of 59.5% for the third quarter of fiscal 2007 was driven by several factors, including continued strong sales of the Military & Police (M&P) line to law enforcement agencies and to consumers. To date, 158 law enforcement agencies have purchased, approved for purchase, or approved for on-duty carry, our M&P polymer pistols, a product line we introduced a year ago. Law enforcement sales for the third quarter of fiscal 2007 increased by over 135% from the comparable quarter in fiscal 2006.
Sporting goods channel sales for the third quarter of fiscal 2007 increased by 29.6% over the comparable quarter last year. This marks the first quarter in which we are comparing performance against the fully direct sales force we established in mid-fiscal 2006. The increase was attributable to continuing progress in our sales and marketing programs and new product introductions, including the M&P series of products. Sales of the Walther product line benefited from our direct sales force and from sales and marketing programs, posting growth of 66.5% over the comparable quarter of fiscal 2006.
Net income for the third quarter of fiscal 2007 was $1.6 million, or $0.04 per diluted share, compared with $1.1 million, or $0.02 per diluted share, for the comparable quarter last year. Net income for the current quarter was impacted by approximately $1.7 million of non-cash charges for the amortization of the acquired tangible and intangible long term assets of Thompson/Center Arms, which equated to approximately $1.1 million on an after-tax basis, or $0.03 per share. Excluding these charges, net income would have been $2.6 million, or $0.07 per share.
Gross profit of $17 million, or 31.3%, for the third quarter of fiscal 2007 was 2.4 percentage points higher than gross profit of $11.3 million, or 28.9%, for the comparable quarter last year. Gross profit for the quarter was impacted by $1.3 million of non-cash charges related to the acquisition of Thompson/Center Arms. Excluding those charges, gross profit for the third quarter would have been 33.6%, an improvement of 4.7 percentage points over the comparable quarter last year. Operating expense as a percent of sales and licensing for the third quarter was slightly improved over prior year levels. That improvement was somewhat masked by increased sales and marketing expense related to the industry’s annual SHOT Show, which occurred in January 2007, one month earlier than usual.
Sales for the nine months ended January 31, 2007 were $152.3 million, an increase of $46.2 million, or 43.6%, over sales of $106.0 million for the comparable period last year. Firearms sales of $143.7 million for the first nine months of fiscal 2007 grew by 45.9% over the comparable period last year.
Net income for the first nine months of fiscal 2007 was $7.8 million, or $0.19 per diluted share, a $3.3 million, or 72.7%, increase over net income of $4.5 million, or $0.11 per diluted share, for the first nine months of fiscal 2006. The fiscal 2006 results included a $3.1 million favorable environmental reserve reduction, an impact of $1.9 million net of tax, which contributed nearly one-half of the Company’s net income for the nine months ended January 31, 2006, or $0.05 per diluted share on an after-tax basis.
Smith & Wesson President and CEO, Michael F. Golden, said, “We are extremely pleased with our results this quarter, which reflected the solid execution of our strategy to grow our core handgun business and diversify into new markets. We delivered record levels of profitable growth in our firearms business during the third quarter of fiscal 2007, supported by several new pistol and revolver products. At the same time, we achieved significant milestones in diversification through the launch of shotgun products and our formal entry into the hunting rifle market with the acquisition of Thompson/Center Arms. Operationally, we made significant strides in addressing the strong demand for our M&P15 tactical rifles by commencing in-house production to supplement our external supplier. We also increased our capacity to produce revolver cylinders with the implementation of new manufacturing processes and equipment. I continue to be extremely proud of our employees and their accomplishments on all fronts. We have delivered healthy, profitable growth in our core business and have entered all of the major long gun categories within two years of our decision to enter that market.”
Diversification
Golden continued, “On January 3, 2007, we completed the acquisition of Thompson/Center Arms, a manufacturer and marketer of premium hunting firearms. This acquisition, which was immediately accretive excluding non-cash, purchase accounting charges, accelerated our entry into the hunting rifle category in the long gun market and provided us with access to long gun barrel manufacturing expertise, which is a key to our growth. We are very pleased with the results of this acquisition to date and the synergies we have identified. We have begun to install the Smith & Wesson Operating System within the Thompson manufacturing facility, and our initiatives have already delivered a 15% increase in production within our barrel manufacturing area.
Our diversification strategy also includes entering the $350 million shotgun category of the $1.1 billion long gun market. In January, we introduced the Smith & Wesson Elite Gold, Elite Silver and 1000 Series of shotguns at the SHOT Show in Orlando, Florida. The shotguns were very well received by our customers and the trade media. Shipments will commence in the fourth fiscal quarter, and we expect to be in full production on all models by the summer of calendar 2007.
The SHOT Show also provided a stage for the launch of our new hunting rifle products. Under the Thompson brand, we introduced the Triumph line of muzzleloader rifles as well as the ICON, Thompson’s first bolt-action rifle. I am pleased to announce today that we will supplement this activity with the launch of the Smith & Wesson i-Bolt™, an internally designed and manufactured bolt-action rifle, at the NRA Show in April. Delivery of both the Thompson ICON and the Smith & Wesson i-Bolt will place us firmly in the $500 million rifle category of the long gun market.
We continued to diversify our core handgun product portfolio in the third quarter by expanding our M&P polymer pistol series to include the M&P40c, a compact version of our .40 caliber pistol, and the M&P45, a .45 caliber M&P, which was unveiled at the SHOT Show and which will begin shipping in the fourth quarter of the current fiscal year. Like the rest of the M&P line of products, the M&P45 has been engineered with enhanced ergonomics, ambidextrous controls and proven safety features. We expect the M&P45 to attract strong interest from law enforcement agencies and the military. We will continue to develop new products in the M&P line in order to provide a broad selection for law enforcement, the U.S. government, and sporting goods customers.” concluded Golden.
Outlook for Fiscal 2007
For fiscal 2007, which will end on April 30, 2007, we now expect net product sales to increase to approximately $225 million, which is $6.4 million higher than our earlier expectations that included our sales projections for Thompson/Center Arms. This increased expectation also includes our sales projections for Thompson/Center Arms, and would reflect an increase of approximately 40% over fiscal 2006 sales. Sales from Thompson/Center Arms for the period from the acquisition date through April 30, 2007 are expected to account for $19 million of fiscal 2007 sales. Both the M&P pistol series and the M&P tactical rifle series are expected to be key drivers of the sales increase for fiscal 2007. Our new shotgun line will have minimal revenue impact on fiscal 2007 as a result of the expected production ramp throughout the remainder of fiscal 2007. We expect sales growth in the sporting goods channel to grow at a healthy rate of 15% for the fourth quarter of fiscal 2007. We do not expect to see significant Federal government purchasing activity in the fourth quarter as the Defense Department budget debate continues in Washington. We recognized $5.3 million in Federal government orders in the fourth fiscal quarter of last year. Our sales expectations do not include the results of any potential future diversification initiatives, but do include growth in our existing sporting goods market, as well as continued sales penetration of the law enforcement, federal government, and international markets.
Net income for fiscal 2007 is now anticipated to be approximately $12.0 million, or $0.29 per diluted share. This would represent a 38% increase in net income over fiscal 2006. It should also be noted that fiscal 2006 net income included a $3.1 million favorable environmental reserve reduction, which accounted for a net of tax impact of $1.9 million, or $0.05 per diluted share, of fiscal 2006 net income. In addition, fiscal 2007 results are expected to be affected by approximately $5.0 million in non-cash, purchase accounting charges related to the acquisition of Thompson/Center Arms. The increase in net income is expected to result from increased sales volume, gross margin improvement, and our ability to hold operating expenses constant as a percent of sales and licensing.
We expect capital expenditures in fiscal 2007 of approximately $16.2 million, funded entirely by cash flow from operations. This increase of $1.9 million from our previous estimate reflects additional expenditures to support the recent introduction of the Thompson Triumph and ICON product lines.
At the end of the third quarter of fiscal 2007, we had no short-term borrowings. We expect positive cash flow in the balance of fiscal 2007, after the impact of our expectations for $16.2 million in capital expenditures.
Outlook for Fiscal 2008
We expect sales for the fiscal year ending April 30, 2008 of approximately $320.0 million, a 42% increase over forecasted sales of approximately $225.0 million for fiscal 2007. This increase in sales is expected to be driven by continued growth in our core handgun business, the ramp up of our long gun product lines and the full year impact of Thompson/Center Arms.
We expect net income for the fiscal year ending April 30, 2008 of approximately $27.0 million, or $0.60 per diluted share, which would reflect an increase of approximately 107% from our anticipated fiscal 2007 earnings. Gross margins are expected to be between 35% and 36% for fiscal 2008, while operating expenses as a percent of sales and licensing are expected to remain at fiscal 2007 levels.
Conference Call
The Company will host a conference call today, March 13, 2007, to discuss its third quarter results and its outlook for fiscal 2007 and fiscal 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 8:00 am Eastern Time (5:00am Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
The Company expects to file its quarterly report on Form 10-Q no later than Monday,

March 19, 2007, following a 5-day extension which has been requested in order to ensure its financial statements adequately incorporate the financial information of Thompson/Center Arms.
Financial results as reported:

	Nine Months Ended		Three Months Ended
	January 31,		January 31,
	2007	2006	2007	2006

Net product sales	$152,266,586	$106,022,454	$53,877,676	$38,635,764
Licensing revenue	$1,485,367	$1,700,652	$488,947	$418,462
Gross profit	$49,728,710	$31,416,707	$16,995,917	$11,273,016
% of Net Revenue	32.3%	29.2%	31.3%	28.9%
Operating income	$14,845,918	$7,933,140	$3,618,546	$1,878,312
% of net revenue	9.7%	7.4%	6.7%	4.8%
Net income	$7,775,620	$4,501,934	$1,551,340	$1,122,294

Net Income per Share
Basic	$0.20	$0.13	$0.04	$0.03
Fully Diluted	$0.19	$0.11	$0.04	$0.02
Pre-tax income, excluding Thompson acquisition-related non-cash purchase accounting charges in the third quarter of fiscal 2007, and excluding one-time Smith & Wesson environmental reserve adjustment in fiscal 2006.

	Nine Months Ended		Three Months Ended
	January 31,		January 31,
	2007	2006	2007	2006

Net Income as reported	$7,775,620	$4,501,934	$1,551,340	$1,122,294
Income tax expense	$4,745,505	$2,675,892	$720,638	$632,491
Pre-tax Net Income as reported	$12,521,125	$7,177,826	$2,271,978	$1,754,785

Charges:
Acquisition-related, non-cash purchase accounting charges	$1,697,536	$0	$1,697,536	$0
Smith & Wesson environmental reserve	$0	($3,087,810)	$0	$0

Pre-tax income without charges	$14,218,661	$4,090,016	$3,969,514	$1,754,785
Percentage change over previous year	248%		126%
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal years ending April 30, 2007 and April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the anticipated benefits of the acquisition of Thompson/Center Arms;the expected financial effect of the acquisition of Thompson/Center Arms; and the effect of the Thompson/Center Arms acquisition on the Company’s growth strategy. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2006.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	January 31, 2007	January 31, 2006	January 31, 2007	January 31, 2006

Net product and services sales	$53,877,676	$38,635,764	$152,266,586	$106,022,454
License revenue	488,947	418,462	1,485,367	1,700,652
Cost of products and services sold	37,370,706	27,777,988	104,007,751	76,222,532
Cost of license revenue	—	3,222	15,492	83,867

Gross profit	16,995,917	11,273,016	49,728,710	31,416,707

Operating expenses:
Research and development	306,172	73,816	836,440	215,682
Selling and marketing	6,059,236	4,143,553	15,344,369	11,864,313
General and administrative	7,011,963	5,177,335	18,701,983	14,491,382
Environmental expense (credits)	—	—	—	(3,087,810)

Total operating expenses	13,377,371	9,394,704	34,882,792	23,483,567

Income from operations	3,618,546	1,878,312	14,845,918	7,933,140

Other income/(expense):
Other income/(expense)	(424,848)	239,880	(754,159)	461,557
Interest income	131,126	26,091	200,432	84,246
Interest expense	(1,052,846)	(389,498)	(1,771,066)	(1,301,117)

Total other expense	(1,346,568)	(123,527)	(2,324,793)	(755,314)

Income before income taxes	2,271,978	1,754,785	12,521,125	7,177,826
Income tax expense	720,638	632,491	4,745,505	2,675,892

Net income	$1,551,340	$1,122,294	$7,775,620	$4,501,934

Weighted average number of common and common equivalent shares outstanding, basic	39,648,063	39,206,647	39,633,534	35,727,717

Net income per share, basic	$0.04	$0.03	$0.20	$0.13

Weighted average number of common and common equivalent shares outstanding, diluted	41,273,921	39,893,706	41,410,899	39,485,115

Net income per share, diluted	$0.04	$0.02	$0.19	$0.11

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2007	April 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,851,637	$731,306
Accounts receivable, net of allowance for doubtful accounts of $246,966 on January 31, 2007 and $75,000 on April 30, 2006	37,152,316	27,350,150
Inventories, net	34,033,548	19,101,507
Other current assets	8,456,931	2,567,564
Deferred income taxes	3,346,684	3,346,684
Income tax receivable	2,581,286	66,077

Total current assets	87,422,402	53,163,288

Property, plant and equipment, net	39,612,624	28,181,864
Intangibles, net	69,412,604	406,988
Goodwill	41,750,684	—
Notes receivable	—	1,000,000
Deferred income taxes	7,358,194	7,358,194
Other assets	5,928,489	4,587,301

	$251,484,997	$94,697,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,561,139	$13,560,027
Accrued other expenses	9,437,742	3,451,950
Accrued payroll	5,842,204	5,740,191
Accrued income taxes	352,826	—
Accrued taxes other than income	1,189,954	818,517
Accrued profit sharing	3,849,526	2,450,394
Accrued workers’ compensation	400,868	368,080
Accrued product liability	2,699,444	2,353,616
Accrued warranty	1,608,892	1,256,507
Deferred revenue	64,929	4,836
Current portion of notes payable	1,773,526	1,690,584

Total current liabilities	42,781,050	31,694,702

Deferred income taxes	25,890,523	—

Notes payable, net of current portion	122,880,167	14,337,817

Other non-current liabilities	7,568,494	7,332,368

Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 39,698,760 shares on January 31, 2007 and 39,310,543 shares on April 30, 2006 issued	40,899	39,311
Additional paid-in capital	42,928,281	33,277,474
Retained earnings	15,791,583	8,015,963
Treasury stock, at cost (1,200,000 shares on January 31, 2007)	(6,396,000)	—

Total stockholders’ equity	52,364,763	41,332,748

	$251,484,997	$94,697,635